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                                                                 Exhibit 3(a)(2)

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 EDO CORPORATION

                Under Section 805 of the Business Corporation Law

      The undersigned, being Secretary and Vice-President, Administration, of EDO Corporation, hereby certifies:

      1. The name of the Corporation is EDO Corporation. The name under which the Corporation was originally incorporated was Edo Aircraft Corporation.

      2. The Corporation's Certificate of Incorporation was filed by the Department of State on October 16, 1925.

      3. A Restatement of the Certificate of Incorporation was filed by the Department of State on November 23, 1983.

      4. A Restatement of the Certificate of Incorporation was filed by the Department of State on May 27, 2003.

      5. The Restated Certificate of Incorporation, as now in effect, is further amended as set forth below, as authorized by Section 801 of the Business Corporation Law, to provide for annual election of directors.

      6. In order to accomplish the foregoing, the Restated Certificate of Incorporation is amended to read as follows:

      The second and third sentences of Article FIFTH of the Restated Certificate of Incorporation shall be deleted in their entirety and replaced by the following:

            The directors elected at the annual meeting of shareholders held in 2004 shall, along with the directors elected at the annual meetings of shareholders held in 2002 and 2003, serve until the annual meeting of shareholders to be held in 2005 and until their successors shall be elected and qualified, or until their earlier death, resignation or removal. Beginning with the annual meeting of shareholders to be held in 2005, at each annual meeting of shareholders the directors elected at such meeting

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            shall serve until the next annual meeting of shareholders and until their successors shall be elected and qualified, or until their earlier death, resignation or removal. Any one or more or all of the directors may be removed for cause at any time by the vote of the shareholders holding a majority of the shares of the corporation, at any special or regular meeting and thereupon the terms of each director or directors who shall have been removed shall forthwith terminate and there shall be a vacancy or vacancies in the Board of Directors to be filled as provided in the By-laws of the Company.

      6. The foregoing Amendment of the Restated Certificate of Incorporation was authorized by the vote of the board of directors followed by the affirmative vote of 88% of holders of outstanding shares of the Corporation entitled to vote thereon at a meeting of the shareholders held on April 27, 2004.

      IN WITNESS WHEREOF, the undersigned has made and subscribed this Certificate of Amendment of the Certificate of Incorporation and affirmed it as true under penalties of perjury, this 10th day of May, 2004.

                                  /s/ William J. Frost
                                  --------------------------------------------
                                  William J. Frost
                                  Vice President-Administration and Secretary

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